EXHIBIT 4.1

CERTIFICATE OF SECRETARY

I, JOHN M. LOWBER, the duly elected and acting Secretary of General Communication, Inc., an Alaska corporation, do hereby certify and declare that the document attached hereto as Exhibit 4.1A is a true and correct copy of Amendment No. 1, dated as of June 25, 2007, to the General Communication, Inc. Amended and Restated 1986 Stock Option Plan, revised in accordance with the amendments to the plan adopted by the shareholders of General Communication, Inc. at the annual shareholder meeting held on June 25, 2007.

EXECUTED this 24th day of July, 2007 at Anchorage, Alaska.

GENERAL COMMUNICATION, INC.

By:	/s/ John M. Lowber
John M. Lowber, Secretary

STATE OF ALASKA	)
) ss.
THIRD JUDICIAL DISTRICT	)

The foregoing instrument was acknowledged before me this 24th day of July, 2007 by John M. Lowber, Secretary of General Communication, Inc. an Alaska corporation, on behalf of the corporation.

/s/ Christine Ransom
Notary Public in and for Alaska
My Commission Expires: 8/28/2010

EXHIBIT 4.1A

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED 1986 STOCK OPTION PLAN

OF

GENERAL COMMUNICATION, INC.

THIS AMENDMENT is approved and adopted by General Communication, Inc. (the “Company”) on this 25th day of June, 2007.

RECITALS

A.	The Company maintains the Amended and Restated 1986 Stock Option Plan of General Communication, Inc. (the “Plan”).

B.	Section 11 of the Plan states that the Company may amend, suspend, or terminate the Plan at any time.

C.	The Company now desires to amend the Plan.

AMENDMENT

NOW THEREFORE, the Company hereby amends the Plan as follows:

1.	Section 4.1 of the Plan hereby is amended to read in its entirety as follows:

4.1 Maximum number of shares issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 15,700,000 and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture are forfeited, the shares of Stock shall again be available for issuance under the Plan. Shares of Stock withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 10.2 shall not be deemed to have been issued pursuant to the Plan. If the exercise price of an Option is paid by tender to the Company of shares of Stock owned by the Participant, the number of shares available for issuance under the Plan shall be reduced by the net number of shares for which the Option is exercised.

2.	Section 6.1 of the Plan is hereby amended to read in its entirety as follows:

6.1   Exercise Price. The exercise price for each Option covering a share of Stock shall be determined by the Committee and shall equal an amount that is not less than the Fair Market Value of a share of Stock on the effective date of the grant of the Option; provided, however, that no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than 110% of the Fair Market Value of a share of Stock on the effective date of the grant of the Option.

3.	Any inconsistent provision of the Plan shall be read consistent with this amendment.

4.	Except as amended above, the Company hereby affirms and readopts each and every other provision of the Plan.

IN WITNESS WHEREOF, the undersigned, being duly authorized by the Board, has approved this amendment as of the date first set forth above.

GENERAL COMMUNICATION, INC.

By:	/s/ Ronald A. Duncan

Title:	President and CEO